UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2007

NationsHealth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50348	06-1688360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13650 N. W. 8th Street, Suite 210, Sunrise, Florida		33325
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-903-5000

13650 N. W. 8th Street, Suite 109, Sunrise, Florida, 33325
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

As previously disclosed, on October 2, 2007, NationsHealth, Inc. (the "Company") was advised by the Nasdaq Listing Qualifications Department that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(4) (the "Rule") because for at least 30 consecutive business days prior to October 2, 2007, the closing bid price of the Company’s common stock was below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market and that the Company was provided 180 calendar days, or until March 31, 2008, to regain compliance with the Rule.

On April 1, 2008, the Company received a letter from The Nasdaq Stock Market indicating that the Company had not regained compliance during the required period and the Nasdaq staff had determined that the Company’s common stock would be delisted from The Nasdaq Capital Market. Accordingly, unless the Company requests an appeal of the delisting determination, Nasdaq will suspend trading of the Company’s common stock at the open of business on April 10, 2008, and the common stock will be subsequently delisted from The Nasdaq Capital Market. The Company plans to timely request a hearing before the Nasdaq Listing Qualifications Panel (the "Panel") to appeal the Nasdaq staff’s determination. The Company’s hearing request will stay any delisting action pending the issuance of a decision by the Panel following the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing on The Nasdaq Capital Market.

The Company issued a press release regarding the foregoing on April 4, 2008, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release dated on April 4, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NationsHealth, Inc.

April 4, 2008	By:	Timothy Fairbanks

Name: Timothy Fairbanks
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued on April 4, 2008.